News Release
The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202

P&G DECLARES DIVIDEND INCREASE

CINCINNATI, April 9, 2024 – The Board of Directors of The Procter & Gamble Company (NYSE:PG) declared an increased quarterly dividend of $1.0065 per share on the Common Stock and on the Series A and Series B ESOP Convertible Class A Preferred Stock of the Company, payable on or after May 15, 2024 to Common Stock shareowners of record at the close of business on April 19, 2024, and to Series A and Series B ESOP Convertible Class A Preferred Stock shareowners of record at the start of business on April 19, 2024. This represents a seven percent increase compared to the prior quarterly dividend.

This reinforces our commitment to return cash to shareowners, many of whom rely on the steady, reliable income earned with their investment in P&G. It marks the 68th consecutive year that P&G has increased its dividend and the 134th consecutive year that P&G has paid a dividend since its incorporation in 1890.

About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit https://www.pg.com for the latest news and information about P&G and its brands. For other P&G news, visit us at https://www.pg.com/news.

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P&G Media Contact
Jennifer Corso
+1-513-983-2570

P&G Investor Relations Contact
John Chevalier
+1-513-983-9974

Category: PG-IR